Exhibit 28.1


     Information required by Form 11-K filed pursuant to Section 15(d) of the Securities Exchange Act of 1934 and Rule 15d-21 thereunder for the UNITIL Corporation (UNITIL) Tax Deferred Savings and Investment Plan for the fiscal year ended December 31, 1995.

Item 1.  Changes in the Plan

     There were no changes to the Plan.

Item 2.  Changes in Investment Policy

     There were no changes to the Plan's Investment Policy.

Item 3.  Contributions under the Plan

     The contributions by UNITIL's four subsidiaries: UNITIL Service Corp. (UNITIL Service), Concord Electric Company (CECo), Exeter & Hampton Electric Company (E&H) and Fitchburg Gas and Electric Light Company (FG&E) are nondiscretionary and are measured by reference to employees' contributions.

Item 4.  Participating Employees

     There were approximately 305 active employees participating in the Plan on December 31, 1995, and 401 total Plan participants.

Item 5.  Administration of the Plan

     (a) UNITIL, UNITIL Service, CECO, E&H and FG&E are the Plan Administrators. The Plan is administered through the Administrative Committee ("Committee") for each subsidiary. The Present members of each Committee and the position each holds are:

Concord Electric Company

     George E. Long, Jr.      Manager of Administrative
                              Services of UNITIL Service.

     Richard M. Heath         Vice President and
                              General Manager of CECo.

     Mark H. Collin           Treasurer of CECo, E&H,  FG&E,
                              UNITIL Power Corp., UNITIL
                              Realty Corp. and Vice President
                              and Treasurer of UNITIL Service.


Exeter & Hampton Electric Company

     George E. Long, Jr.      Manager of Administrative
                              Services of UNITIL Service.

     Anthony Smoker           Vice President and
                              General Manager of E&H.

     Mark H. Collin           Treasurer of CECo, E&H, FG&E,
                              UNITIL Power Corp., UNITIL
                              Realty Corp. and Vice President
                              and Treasurer of UNITIL Service.

Fitchburg Gas And Electric Light Company

     M. Mitchell Bodnarchuk   Vice President and General
                              Manager of FG&E.

     George E. Long, Jr.      Manager of Administrative
                              Services of UNITIL Service.

     Mark H. Collin           Treasurer of CECo, E&H,  FG&E,
                              UNITIL Power Corp., UNITIL
                              Realty Corp. and  Vice President
                              and Treasurer of UNITIL Service.

UNITIL Service Corp.

     Gail A. Siart            Secretary and Treasurer of Unitil Corp.,
                              VP and Secretary of UNITIL Service and
                              Secretary of CECo, E&H, UNITIL Power and
                              UNITI L Realty; VP, Treasurer and
                              Secretary of UNITIL Resources, Inc.

     Mark H. Collin           Treasurer of CECo, E&H, FG&E,
                              UNITIL Power Corp., UNITIL
                              Realty Corp. and Vice President
                              and Treasurer of UNITIL Service.

     George E. Long, Jr.      Manager of Administrative
                              Services of UNITIL Service.

     The address for Messr. Heath is One Maguire Street, Concord, NH 03302. The address for Messrs. Collin, Long and Ms. Siart is 216 Epping Road,
      Exeter, NH 03833.
     The address for Mr. Smoker is 114 Drinkwater Road, Exeter, NH 03833. The address for Mr. Bodnarchuk is 285 John Fitch Highway, Fitchburg,
      MA 01420.

     (b) No member of any of the Committees or UNITIL, UNITIL
     Service, CECo, E&H or FG&E received any compensation from the Plan.

Item 6.  Custodian of Investments

     (a) The First National Bank of Boston (a bank), 100 Federal
     Street, Boston, MA 02110, is the Trustee of the Plan and custodian of the securities/or other investments of the Plan, except as specifically disclosed in this item.

     (b) No compensation was paid to the Trustee or fund managers by the Plan during the fiscal year 1994.

     (c) The Trustee has advised that it carries no bond relating specifically to the custody or other investments held by the Plan. The Trustee's regular bonding arrangements are applicable to such custody.

     (d) Assets under guaranteed investment contracts are invested in the General Account of Principal Mutual Life
     Insurance Company, New York Life Insurance Company and The
     Penn Mutual Life Insurance Company.

     (e) Shawmut Bank of Boston, N.A. is the custodian of the Fidelity Puritan Fund and the Fidelity Magellan Fund.

     (f) The Plan is covered against losses through fraud or dishonesty by a blanket fidelity bond in the amount of $3,000,000 issued by The Hanover Insurance Company.

Item 7.  Reports to Participating Employees

     Each participant is furnished a statement of his or her Plan account quarterly.

Item 8.  Investment of Funds

     (a)(1) The aggregate dollar amounts of brokerage commissions paid by the Plan were:

     1995 - $873; 1994 - $560; 1993 - $205.

     (a)(2) There were no commissions paid to affiliated brokers during 1995, 1994 and 1993.

Item 9.  Financial Statements and Exhibits

     (a)  Report of Independent Certified Public Accountants and
          Financial Statements

          Report of Independent Certified Public Accountants

          Statements of Assets and Liabilities as of December 31, 1995 and 1994

          Statements of Income, Expenses and Changes in Net
            Assets for the three years ended December 31, 1995, 1994 and 1993

          Notes to Financial Statements

          Schedules:

          Schedules I, II and III have been omitted because the required information is shown in the financial statements.

     (b)  Consent of Independent Auditors


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed by the undersigned, thereunto duly authorized.


      UNITIL Corporation



Date:   March 29, 1996
By:     Gail A. Siart
        Chief Financial Officer



                                        98 North Washington Street
                                        Boston, MA  02114-1913
                                        617-723-7900

                                        Grant Thornton
                                        Accountants and
                                        Management Consultants


               Consent of Independent Certified Public Accountants


     We have issued our report dated March 22, 1996, accompanying the financial statements of The Unitil Corporation Tax Deferred Savings and Investment Plan contained in the information required by Form 11-K included as an exhibit to the Unitil Corporation Annual Report on Form 10-K for the year ended December 31, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statement of the UNITIL Corporation Tax Deferred Savings and Investment Plan on Form S-8 (File No. 33-24436).

                              GRANT THORNTON LLP


Boston, Massachusetts
March 28, 1996




                    FINANCIAL STATEMENTS AND
                      REPORT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS
                     THE UNITIL CORPORATION
                          TAX DEFERRED
                   SAVINGS AND INVESTMENT PLAN
                December 31, 1995, 1994 and 1993




                         C O N T E N T S



                                                                Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS              3

FINANCIAL STATEMENTS

  STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS -
      DECEMBER 31, 1995 AND 1994                                4

  STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR
      PLAN BENEFITS - YEARS ENDED DECEMBER 31, 1995,
      1994 AND 1993                                             6

  NOTES TO FINANCIAL STATEMENTS                                 9



                                             98 North Washington Street
                                             Boston, MA  02114-1913
                                             617-723-7900

                                             Grant Thornton
                                             Accountants and
                                             Management Consultants


         Report of Independent Certified Public Accountants


Administrator of The UNITIL Corporation
  Tax Deferred Savings and Investment Plan


          We have audited the accompanying statements of net assets available for benefits of The UNITIL Corporation Tax Deferred Savings and Investment Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of The UNITIL Corporation Tax Deferred Savings and Investment Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                  GRANT THORNTON LLP


Boston, Massachusetts
March 22, 1996


   The UNITIL Corporation Tax Deferred Savings and Investment Plan

              STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                             December 31, 1995

                                    Employer                                                      UNITIL
                                      Loan                         Fidelity       Fidelity      Corporation
                                     Account            GIC         Puritan       Magellan       Stock Fund       Total

Cash and cash equivalents                         $    6,364                                   $       29     $    6,393

Guaranteed insurance contracts                     2,497,528                                                   2,497,528

Participant loan receivable          $406,491                                                                    406,491

Interest and dividends receivable                        167     $        8     $       15                           190

Investments at market value                                       1,707,383      3,729,746                     5,437,129

Employer securities (UNITIL
    Common stock at market value)                                                               2,608,791      2,608,791

      Net assets available
      for plan benefits              $406,491     $2,504,059     $1,707,391     $3,729,761     $2,608,820    $10,956,522


The accompanying notes are an integral part of this statement.



      The UNITIL Corporation Tax Deferred Savings and Investment Plan

              STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                             December 31, 1994

                                     Employer                                                   UNITIL
                                      Loan                         Fidelity       Fidelity    Corporation
                                     Account            GIC         Puritan       Magellan     Stock Fund         Total

Cash and cash equivalents                        $    77,636    $    13,799    $    14,829      $   6,275    $   112,539

Guaranteed insurance contracts                     2,060,639                                                   2,060,639

Participant loan receivable          $375,679                                                                    375,679

Investments at market value                                       1,157,167      2,645,434                     3,802,601

Employer securities (UNITIL
  Common stock at market value)                                                                 1,862,949      1,862,949

  Net assets available
  for plan benefits                  $375,679     $2,138,275     $1,170,966     $2,660,263     $1,869,224     $8,214,407


The accompanying notes are an integral part of this statement.



      The UNITIL Corporation Tax Deferred Savings and Investment Plan

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                   For the year ended December 31, 1995

                                                                                                UNITIL
                                        Loan                      Fidelity       Fidelity     Corporation
                                        Fund           GIC         Puritan       Magellan      Stock Fund          Total

Income
    Interest                        $  20,479     $  139,508     $      201     $      429     $       69     $  160,686
    Dividends                                                        45,147         24,037        151,356        220,540
                                       20,479        139,508         45,348         24,466        151,425        381,226

Net appreciation in
 fair value of investments                                          233,806        934,626        561,928      1,730,360

Contribution
    Participants                                     200,737        175,177        297,598        156,011        829,523
    UNITIL Corporation                                64,925         48,917        119,180         69,672        302,694
    Rollovers                                          3,528         15,937         61,238          7,759         88,462
                                                     269,190        240,031        478,016        233,442      1,220,679

                   Total additions     20,479        408,698        519,185      1,437,109        946,795      3,332,265

Distributions
    Benefits to participants                         181,029         94,780        123,200        110,171        509,180
    Distributions in stock                                                                         80,761         80,761
    Other                                                  7              7             15                            29
                   Total deductions                  181,036         94,787        123,215        190,932        589,970

                   Net increase        20,479        227,662        424,398      1,313,894        755,863      2,742,295

Net assets available for plan
benefits at beginning of year         375,500      2,138,275      1,170,966      2,660,263      1,869,223
8,214,227

Inter-fund transfers                   10,512        138,122        112,027       (244,395)       (16,266)           -

Net assets available for plan
benefits at end of year              $406,491     $2,504,059     $1,707,391     $3,729,761     $2,608,820    $10,956,522


The accompanying notes are an integral part of this statement.




    The UNITIL Corporation Tax Deferred Savings and Investment Plan

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                   For the year ended December 31, 1994

                                                                                                UNITIL
                                        Loan                      Fidelity       Fidelity     Corporation
                                        Fund           GIC         Puritan       Magellan      Stock Fund          Total


Income
    Interest                        $  21,588     $  108,501     $       69     $      165     $       48     $  130,371
    Dividends                                                        37,109          4,491        131,590        173,190
                                       21,588        108,501         37,178          4,656        131,638        303,561

Net appreciation in fair
value of investments                                                (19,765)       (64,290)      (359,654)      (443,709)

Contribution
    Participants                                     174,229        155,036        321,079        182,376        832,720
    UNITIL Corporation                                51,576         40,226        113,925         74,659        280,386
    Rollovers                                                                       13,098         13,098         26,196
    Other                                                 42                                                          42
                                                     225,847        195,262        448,102        270,133      1,139,344
  Transfer from Fitchburg Gas
   and Electric Light Company
   Union Tax Deferred Savings
   and Investment Plan (note G)         9,049        232,646        253,594        175,394        376,618      1,047,301

               Total additions         30,637        566,994        466,269        563,862        418,735      2,046,497

Distributions
  Benefits to participants                            14,345          9,563         51,649         83,826        159,383
  Distributions in stock
                                                                                                   51,140         51,140
  Other                                                    6              5             10              3             24
               Total deductions                       14,351          9,568         51,659        134,969        210,547

               Net increase            30,637        552,643        456,701        512,203        283,766      1,835,950

Net assets available for plan
benefits at beginning of year         282,905      1,668,302        738,724      2,109,717      1,578,809      6,378,457

Inter-fund transfers                   62,137        (82,670)       (24,459)        38,343          6,649           -

Net assets available for plan
benefits at end of year              $375,679     $2,138,275     $1,170,966     $2,660,263     $1,869,224     $8,214,407


The accompanying notes are an integral part of this statement.




     The UNITIL Corporation Tax Deferred Savings and Investment Plan

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                   For the year ended December 31, 1993


                                                                                                 UNITIL
                                        Loan                      Fidelity       Fidelity     Corporation
                                        Fund         GIC          Puritan        Magellan      Stock Fund         Total

Income
    Interest                        $  23,517     $  102,654     $       47     $       82     $       38     $  126,338
    Dividends                                                        28,703         20,192         83,566        132,461
                                       23,517        102,654         28,750         20,274         83,604        258,799

Net appreciation in fair
value of investments                                                 93,646        356,311         98,562        548,519

Contribution
    Participants                                     144,898         77,453        209,959        132,764        565,074
    UNITIL Corporation                                61,841         34,015        101,193         69,865        266,914
                                                     206,739        111,468        311,152        202,629        831,988
           Total additions             23,517        309,393        233,864        687,737        384,795      1,639,306

Distributions
    Benefits to participants                          13,999         29,881         40,063         33,573        117,516

            Net increase               23,517        295,394        203,983        647,674        351,222      1,521,790

Net assets available for plan
benefits at beginning of year         236,539      1,395,516        558,929      1,513,045      1,152,638      4,856,667

Inter-fund transfers                   22,849        (22,608)       (24,188)       (51,002)        74,949           -

Net assets available for plan
benefits at end of year              $282,905     $1,668,302       $738,724     $2,109,717     $1,578,809     $6,378,457


The accompanying notes are an integral part of this statement.



    The UNITIL Corporation Tax Deferred Savings and Investment Plan

                    NOTES TO FINANCIAL STATEMENTS

                   December 31, 1995, 1994 and 1993


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 The following description of The UNITIL Corporation and subsidiaries (the "Company") Tax Deferred Savings and Investment Plan (the
 "Plan") provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

   General

    The Plan is a defined contribution plan covering substantially all full-time employees of the Company and its' wholly owned subsidiaries UNITIL Service Corporation, Concord Electric Company, Exeter and Hampton Electric Company and Fitchburg Gas and Electric Light Company (the "subsidiaries"), who satisfy the eligibility requirements.

   Contributions

    A member may authorize a Basic Employee Contribution from 1% to 12% with a maximum contribution not to exceed $9,240 in any one year.

    The Employer shall contribute as of December 31, of each plan year from current or accumulated net profits on behalf of each member participating in the Plan on December 31, of each plan year, an amount equal to 100% of the first 3% of salary the employee puts into the plan (except Fitchburg Gas and Electric Light Company Union Employees whose matching is as follows: first year 1%, second year 2%, third year and after 3%).

   Participant Accounts

    Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and, (b) Plan earnings, and charged (as applicable) with an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account. The Plan administrator will pay for substantially all expenses of the Plan.

   Vesting

    Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company's matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. A participant is 100 percent vested after three years of credited service. If a participant terminates employment for any reason other than disability or retirement, he will be entitled to the full amount of contributions he has deposited, plus a percentage of his account balance derived from employer contributions based upon the following schedule:



  The UNITIL Corporation Tax Deferred Savings and Investment Plan

                    NOTES TO FINANCIAL STATEMENTS

                   December 31, 1995, 1994 and 1993


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES - Continued

     Year of Service                                              %
     Vested

         0-1                                                      0%
         1-2                                                     33%
         2-3                                                     67%
           3+                                                   100%

    A member will become 100% vested in his account as a result of disability, death or retirement.

   Participant Loans Receivable

    Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance. Net loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Loans fund. Loan terms range from 1-5 years. The loans are secured by the balance in the participant's account and bear interest at a rate of prime plus one percent (1%). Principal and interest is paid ratably through monthly payroll deductions.

   Payment of Benefits

    On termination of service due to death, disability or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, or annual installments over a fixed number of calendar quarters or years.

   Valuation of Investments

    Investments are held by a bank-administered trust fund. The Plan's investments (including investments bought, sold and held during the year) are carried at current fair value. The difference between current fair value and the cost of investments are reflected in the statement of changes in net assets available for plan benefits as unrealized appreciation or (depreciation) in fair value of investments.

   Guaranteed Insurance Contracts

    The Plan's deposit administration contracts with various insurance companies are valued at contract value. Contract value represents contributions made under the contract, plus interest at the contract rate, less funds used to purchase annuitiesand pay administration expenses charged by insurance companies.



   The UNITIL Corporation Tax Deferred Savings and Investment Plan

                    NOTES TO FINANCIAL STATEMENTS

                   December 31, 1995, 1994 and 1993


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES - Continued

   Reclassifications

    Certain reclassifications have been made to the 1994 and 1993 financial statements to conform with the current year presentation.

 Management Estimates

    In preparing the financial statements in conformity to Generally Accepted Accounting Principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - SUMMARY OF PLAN PROVISIONS

 Effective Date

   The Plan's effective date is July 1, 1987, as amended effective May 8, 1992 and January 1, 1994. The Plan as amended effective May 8, 1992, provided for the merger of the Fitchburg Gas and Electric Tax Deferred Savings and Investment Plan with The Plan. The Plan as amended effective January 1, 1994, provided for the merger of the Fitchburg Gas and Electric Light Company Union Tax Deferred Savings and Investment Plan into the Plan.

 Basis of Accounting

   The financial statements of the Plan are prepared under the accrual method of accounting.

 Investment Valuation and Income Recognition

   The Plan's investments are stated at fair value except for its investment contract which is valued at contract value. The Company stock is valued at is quoted market price. Participant notes receivable are valued at cost which approximates fair value.

   Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis.
   Dividends are recorded on the ex-dividend date.




   The UNITIL Corporation Tax Deferred Savings and Investment Plan

              NOTES TO FINANCIAL STATEMENTS - CONTINUED

                   December 31, 1995, 1994 and 1993


NOTE B - SUMMARY OF PLAN PROVISIONS - Continued

 Payment of Benefits

   Benefits are recorded when paid.

 Investment Contract with Insurance Company

   The Plan entered into an investment contract with three insurance companies (the "Companies"). The Companies maintain the contributions in a pooled account. The account is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses charged by the insurance companies. The contract is included in the financial statements at contract value, as reported to the Plan by the Companies. Contract value represents contributions made under the contract, plus earnings, less Plan withdrawals and administrative expenses.

 Eligibility

   Employees are eligible for membership on either January 1 or July 1 coincident with or the next day following on which they have both:

    (1)  Attained the age of 18, and
    (2)  Completed 1000 hours of credited service

 Normal Retirement Date

   A participant's normal retirement benefit date is the date he reaches his 65th birthday or, if later, the 10th anniversary of the date he becomes a participant.

 Forfeitures

   A member who terminates his employment prior to becoming eligible for benefits and does not have a 100% vested right to Company contributions, forfeits the amounts not vested. Such forfeited amounts are used to reduce future Company contributions.





   The UNITIL Corporation Tax Deferred Savings and Investment Plan

              NOTES TO FINANCIAL STATEMENTS - CONTINUED

                   December 31, 1995, 1994 and 1993


NOTE B - SUMMARY OF PLAN PROVISIONS - Continued

 Plan Termination

   Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time subject to the provision of ERISA with respect to its employees by a written resolution with a copy delivered to the trustee. In the event of a Plan termination, participants will become fully vested in their accounts.


NOTE C - INVESTMENT PROGRAMS

 The investment programs of the Plan are as follows:

 Participant contributions - upon enrollment and reenrollment, each participant shall direct that his contributions are to be invested in accordance with any of the following investment options.

 In the Guaranteed Investment Fund (GIC), which will be invested primarily in guaranteed insurance contracts with various insurance companies. At December 31, 1995, there were 186 participants.

 In the Fidelity Puritan Fund, a Conservative Investment Fund. This fund will be invested in various investments including stocks and bonds placing emphasis on income and stability. At December 31, 1995, there were 180 participants.

 In the Fidelity Magellan Fund, an Aggressive Investment Fund. This fund will be invested in stocks placing more emphasis on investment return and less on stability. At December 31, 1995, there were 261 participants.

 In The UNITIL Corporation Common Stock Fund (UNITIL Corporation, no par value common stock). At December 31, 1995, there were 217 participants.

 In any combination of the above funds

 The total number of participants in the plan was 386 at December 31, 1995, which is less than the sum of the number of participants listed above because many were participating in more than one fund.

 Participants may change their investment options quarterly.

 The loan fund had new loans approximating $174,500 and $173,100 and repayments on loans approximating $164,000 and $111,100 for 1995 and 1994, respectively.





   The UNITIL Corporation Tax Deferred Savings and Investment Plan

              NOTES TO FINANCIAL STATEMENTS - CONTINUED

                   December 31, 1995, 1994 and 1993


NOTE D - DETERMINATION LETTER

 The Internal Revenue Service has determined and informed the Company by a letter dated May 9, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal
 Revenue Code (IRC).



NOTE E - INVESTMENTS

                                     December 31, 1995                             December 31, 1994

                                                      Approximate                                  Approximate
                                                        Current                                      Current
                             Shares        Cost        Fair Value         Shares        Cost        Fair Value

  Fidelity Puritan          100,375     $1,537,629     $1,707,383         78,134     $1,170,511     $1,157,167

  Fidelity Magellan          43,379      2,990,734      3,729,746         39,602      2,582,710      2,645,434

  UNITIL Stock Fund         124,972      2,079,668      2,608,791        114,643      1,879,108      1,862,949

                                        $6,608,031     $8,045,920                    $5,632,329     $5,665,550


  Net realized gains and (losses) included in net appreciation/(depreciation) in fair value of investments approximated $307,000, $59,000 and $255,000, respectively, for the years ended December 31, 1995, 1994 and 1993. Net realized gains and (losses) included in net appreciation/(depreciation) in the UNITIL Stock Fund were $18,000, $(63,000) and $8,000, respectively, for the years ended December 31, 1995, 1994 and 1993. Proceeds from the sale of investments approximated $633,884 and $363,000 for the years ended December 31, 1995 and 1994, respectively. Determination of gains or losses is based on average cost.




   The UNITIL Corporation Tax Deferred Savings and Investment Plan

              NOTES TO FINANCIAL STATEMENTS - CONTINUED

                   December 31, 1995, 1994 and 1993


NOTE F - NET UNREALIZED APPRECIATION/(DEPRECIATION) OF INVESTMENTS

                                                                  Unitil
                                     Fidelity      Fidelity     Corporation
                                     Puritan       Magellan      Stock Fund        Total


  Balance at December 31, 1992       $ 20,618       $ 32,525       $189,566     $  242,709

  Change for the year 1993             26,551        175,922         90,632        293,105

  Balance at December 31, 1993         47,169        208,447        280,198        535,814

  Change for the year 1994            (60,513)      (145,723)      (296,357)      (502,593)

  Balance at December 31, 1994        (13,344)        62,724        (16,159)        33,221

  Change for the year 1995            183,098        676,288        545,282      1,404,668

  Balance at December 31, 1995       $169,754       $739,012       $529,123     $1,437,889



NOTE G - TRANSFER OF THE FITCHBURG GAS AND ELECTRIC LIGHT COMPANY UNION TAX DEFERRED SAVINGS AND INVESTMENT PLAN AND TAX
          DEFERRED SAVINGS AND INVESTMENT PLAN

  The Fitchburg Gas and Electric Light Company Union Tax Deferred
  Savings and Investment Plan has been incorporated into The Plan as of January 1, 1994. As of January 1, 1994 $1,047,301 was transferred into this Plan.

  In 1992, the Fitchburg Gas and Electric Light Company ESOP Plan had been incorporated into the Fitchburg Gas and Electric Light Company Union Tax Deferred Savings and Investment Plan (which as noted above has subsequently been merged into the UNITIL Corporation Tax Deferred Savings and Investment Plan). The investment instruments as of May 1, 1989, were transferred into the Plan as the Frozen ESOP Fund which is included in the UNITIL Corporation Stock Fund and will be distributed in accordance with the original Plan.

  The Fitchburg Gas and Electric Light Company became a wholly-owned subsidiary of The UNITIL Corporation as a result of a merger which occurred in 1992.